Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is entered into as of February 25, 2009, by and between Michael Green, an individual (“Executive”) and Vitesse Semiconductor Corporation, a Delaware corporation (the “Company”).

This Agreement supersedes any previous employment agreement.

RECITALS

A. Executive is currently a member of senior management of the Company, serving in the capacity of Vice President, General Counsel & Corporate Secretary.

B. The Company desires to provide certain protection to Executive in the event of a Change in Control Event (as defined below) or potential Change in Control Event of the Company, in order to induce Executive to remain in the employ of the Company notwithstanding any risks and uncertainties created by a potential Change in Control Event of the Company, as set forth in this Agreement.

AGREEMENT

THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.                                      Benefits Upon a Change in Control Event. If (i) during the term of this Agreement and while Executive remains an employee of the Company, the Company shall be subject to a Change in Control Event and (ii) within one (1) year following such Change in Control Event the Company terminates the employment of Executive involuntarily and without Business Reasons or a Constructive Termination occurs, then, following Executive’s execution of Vitesse’s then standard form of waiver and release of claims, Executive shall be entitled to receive the following:

(a)  Executive’s base salary and vacation accrued through the Termination Date (as defined below);

(b)  severance pay equal to six (6) months of base salary, plus 1 week of base salary for every 12 months employed by the Company;

(c)  Executive’s Earned Bonus (as defined below);

(d)  vesting of outstanding stock options and other equity arrangements subject to vesting and held by Executive through the Termination Date, as though all options and other equity arrangements were vesting over four years in 48 equal monthly amounts, and as though employee had completed an additional 24 months of service with the Company, and those options and other equity arrangements would be exercisable for an additional 90 days payable either in cash or nonrestricted common stock of acquiring or surviving entity; and

(e)  to the extent required by COBRA only, continuation of group health benefits pursuant to the Company’s standard programs or in effect at the Termination Date, for a period of not less than 18 months (or such longer period as may be required by COBRA) following the Termination Date. Company shall pay twelve (12) months of COBRA medical and dental premiums following the Termination Date.

All cash payments due to Executive above shall be paid in a lump sum payment together with all other consideration within 90 days following the Executive’s separation from service.

2.                                      Exclusivity. The provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, either at law, tort or contract, in equity, under Company policies in effect now or hereafter, or under this Agreement, under the circumstances described in Section 1 above. In such circumstances, Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in Section 1.

The provisions of this Agreement shall not affect the terms of employment between the Company and Executive or the rights and obligations of the parties under such relationship except as expressly provided herein, it being understood however that Executive’s employment is and shall continue to be at-will, as defined under applicable law. Either the Company or Executive may terminate this agreement and Executive’s employment at any time, with or without Business Reasons (as defined in subsection 3(a) below), in its or his/her sole discretion, upon fourteen (14) days prior written notice of termination. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement (in circumstances to which this Agreement applies, as set forth in Section 1), or (in circumstances to which this Agreement does not apply) as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

3.                                      Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)  “Business Reasons” shall mean (i) Executive’s conviction of a felony or plea of guilty or nolo contendere to a felony; (ii) Executive’s intentional failure or refusal to perform his employment duties and responsibilities; (iii) Executive’s intentional misconduct that injures the Company’s business; (iv) Executive’s intentional violation of any other material provision of this Agreement or Vitesse’s code of business conduct and ethics; or (v) as provided in Section 6 of this Agreement. Executive’s inability to perform his duties because of death or Disability shall not constitute a basis for the Company’s termination of Executive’s employment for Business Reasons. Notwithstanding the foregoing, Executive’s employment shall not be subject to termination for Business Reasons without the Company’s delivery to Executive of a written notice of intention to terminate. Such notice must describe the reasons for the proposed employment termination for Business Reasons, and must be delivered to Executive at least fifteen (15) days prior to the proposed termination date (the “Notice Period”). Executive shall be provided an opportunity within the Notice Period to cure any such breach (if curable) giving rise to the proposed termination, and shall be provided an opportunity to be heard before the Board. Thereafter, the Board shall deliver to Executive a written notice of termination after the expiration of the Notice Period stating that a majority of the members of the Board have found that Executive engaged in the conduct described in this Paragraph 3(a).

(b)  “Board” shall mean the Board of Directors of the Company or any duly authorized committee thereof.

(c)  “Constructive Termination” means, without Executive’s written consent, the occurrence of any of the following actions unless the action is fully corrected (if possible) within fifteen (15) days after the Company receives written notice from Executive of such action (which notice shall have been provided by Executive within thirty (30) days of the occurrence of such action), and provided that Executive actually terminates employment within thirty (30) days following the end of such fifteen (15) day period:   (i) a material reduction in Executive’s base salary; (ii) a material and adverse reduction of the nature of Executive’s duties and responsibilities, disregarding mere changes in title (it being understood that a new position within a larger combined company is not a constructive termination if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that the individual may not retain as senior a position overall within the larger combined corporation as Executive’s prior position within the Company), (ii) requirement that Executive perform his principal employment duties at an office that is more than thirty-five (35) miles from Camarillo, California.

(d)  “Change in Control Event” shall have the same meaning as in the Company’s Amended and Restated 2001 Stock Incentive Plan.

(e)  “Earned Bonus” means:

(i)                                     with respect to the bonus plan applicable to Executive for fiscal year 2008, the amount of the bonus that became vested under such plan as of September 30, 2008 without regard to any requirement that Executive continue his employment with the Company through September 30, 2009;

(ii)                                  with respect to the bonus plan applicable to Executive for fiscal year 2009 as in effect on the date hereof, (A) a pro-rata portion (based upon the portion of the fiscal year occurring prior to Executive’s termination date) of the bonus applicable to any time-based goals (any goals not satisfied as of the date of the termination of Executive’s employment shall be deemed to have been satisfied as of the date of such termination) and (B) a pro-rata portion of the bonus applicable to any other goals satisfied by Executive, provided that the Board shall make a good faith determination within 10 business days following Executive’s termination date of the extent to which Executive either has satisfied such goals as of such date or the extent to which he would have been reasonably likely to have satisfied such goals during the fiscal year if Executive’s employment had not otherwise terminated; and

(iii)                               with respect to any other bonus plan applicable to Executive, a pro-rata portion of the bonus applicable to any other goals satisfied by Executive under such plan, provided that the Board shall make a good faith determination within 10 business days following Executive’s termination date of the extent to which Executive either has satisfied such goals as of such date or the extent to which he would have been reasonably likely to have satisfied such goals during the fiscal year if Executive’s employment had not otherwise terminated.

Example:

If                                        (A) Executive’s maximum bonus under the bonus plan in effect at the time of Executive’s termination of employment was 40% of Executive’s base salary, (B) Executive’s employment is terminated 55 days following the start of the fiscal year and (C) in making the determination of the amount of the Earned Bonus the Board determines that Executive has satisfied 75% of his bonus goals,

Then                    Executive’s Earned Bonus = Executive’s base salary * 0.40 * 55/365 * 0.75.

(f)  “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets upon liquidation or dissolution.

4.                                      Confidential Information.

(a)  Executive acknowledges that the Confidential Information (as defined below) relating to the business of the Company and its subsidiaries which Executive has obtained or will obtain during the course of his/her association with the Company and subsidiaries and his/her performance under this Agreement are the property of the Company and its subsidiaries. Executive agrees that he/she will not disclose or use at any time, either during or after the Employment period, any Confidential Information without the written consent of the Board of Directors of the Company. Executive agrees to deliver to the Company at the end of the Employment period, or at any other time that the Company may request, all memoranda, notes, plans, records, documentation and other materials (and copies thereof) containing Confidential Information relating to the business of the Company and its subsidiaries, no matter where such material is located and no matter what form the material may be in, which Executive may then possess or have under his/her control. If requested by the Company, Executive shall provide to the Company written confirmation that all such materials have been delivered to the Company or have been destroyed. Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)  “Confidential Information” shall mean information which is not generally known to the public and which is used, developed, or obtained by the Company or its subsidiaries relating to the businesses of any of the Company and its subsidiaries or the business of any customer thereof including, but not limited to: products or services; fees, costs and pricing structure; designs; analyses; formulae; drawings; photographs; reports; computer software, including operating systems, applications, program listings, flow charts, manuals and documentation; databases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the customers of any of the Company and its subsidiaries and the Confidential Information of any customer thereof; and all similar and related information in whatever form. Confidential Information shall not include any information which (i) was rightfully known by Executive prior to the Employment Period; (ii) is publicly disclosed by law or in response to an order of a court or governmental agency; (iii) becomes publicly available through no fault of Executive or (iv) has been published in a form generally available to the public prior to the date upon which Executive proposes to disclose such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all the material features comprising such information have been published in combination.

(c)  In the event that Executive, as a part of Executive’s activities on behalf of the Company, generates, authors or contributes to any invention, new development or method, whether or not patentable and whether or not reduced to practice, any copyrightable work, any trade secret, any other Confidential Information, or any information that gives any of the Company and its subsidiaries an advantage over any competitor, or similar or related developments or information related to the present or future business of any of the Company and its subsidiaries (collectively “Developments and Information”), Executive acknowledges that all Developments and Information are the exclusive property of the Company. Executive hereby assigns to the Company, its nominees, successors or assigns, all rights, title and interest to Developments and Information. Executive shall cooperate with the Company’s Board of Directors to protect the interests of the Company and its subsidiaries in Developments and Information. Executive shall execute and file any document related to any Developments and Information requested by the Company’s Board of Directors including applications, powers of attorney, assignments or other instruments which the Company’s Board of Directors deems necessary to apply for any patent, copyright or other proprietary right in any and all countries or to convey any right, title or interest therein to any of the Company’s nominees, successors or assigns.

5.                                      Non-Solicitation Agreement.

(a)  During the term of the Agreement and for a period of one (1) year following the occurrence of both events discussed in subsections 1(i) and 1(ii) hereof, Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of the Company who earned annually $25,000 or more as an employee of the Company during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with Vitesse.

(b)  Executive agrees that these restrictions on solicitation shall be deemed to be a series of separate non-solicitation covenants for each month within the specified periods, separate non-solicitation covenants for each state within the United States and each country in the world. If any court of competent jurisdiction shall determine any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, such remaining covenants shall nonetheless be enforceable by such court against such other party or parties or upon such shorter term or within such lesser scope as may be determined by the court to be enforceable.

(c)  The parties agree therefore that in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

6.                                       Compliance With Vitesse Policies And Procedures.

As a member of the Company’s management, Executive will be expected to comply with all provisions of the Company’s Policies and Procedures and Employee Handbook, as amended from time to time. Executive acknowledges, by signature on this Agreement, that failure to comply with and ensure enforcement of the Company’s policies, procedures and all federal/state laws relating to business operations may result in immediate termination of employment Business Reasons.

7.                                       Term of Agreement.

This Agreement shall commence as of the date first set forth above and shall continue until the date (the “Termination Date”) which is the earlier of (i) the date that Executive ceases to be an employee of the Company, for any reason, and (ii) February 25, 2011. Any benefits accruing to Executive under Section 1 hereof prior to or upon the Termination Date shall survive termination of the Agreement, and any obligations of Executive under any provision of this Agreement shall survive any such termination.

8.                                      Miscellaneous Provisions.

(a)  Notice. Notices and all other communications contemplated by this Agreement shall be in writing, shall be effective when given, and in any event shall be deemed to have been duly given (i) when delivered, if personally delivered, (ii) three (3) business days after deposit in the U.S. mail, if mailed by U.S. registered or certified mail, return receipt requested, or (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, if so delivered, freight prepaid. In the case of Executive, notices shall be addressed to him at the home address which he/she most recently communicated to the Company in writing. In the case of the Company, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Corporate Secretary.

(b)  Successors.

(i)                                 Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall be entitled to assume the rights and shall be obligated to assume the obligations of the Company under this Agreement and shall agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (i) or which becomes bound by the terms of this Agreement by operation of law.

(ii)                              Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(iii)                           No Other Assignment of Benefits. Except as provided in this Section 8(b), the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (iii) shall be void.

(c)  Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)  Entire Agreement. Executive acknowledges and reaffirms his/her obligations contained in the Company’s standard form of Employment, Confidential Information and Invention Assignment Agreement, which was previously executed by Executive (or, if Executive has not previously executed such agreement, by which Executive hereby agrees to be bound in consideration for the mutual agreements herein), and offer letter or employment agreement, if any, which was previously executed by Executive, which documents include, without limitation, obligations regarding confidential information, non-competition and non-solicitation. If there is any conflict between the terms of this Agreement, the Employment, Confidential Information and Invention Assignment Agreement, and any offer letter or employment agreement, the terms of the more restrictive provisions shall control. This Agreement, the Employment, Confidential Information and Invention Assignment Agreement, any offer letter or employment agreement and any stock option agreements collectively contain the entire understanding of the parties with respect to the subject matter hereof and supersede any prior understandings or agreements between the parties with respect to such subject matter.

(e)  Severability. It is the desire and intent of Vitesse and Executive that the provisions of this Agreement be enforced to the fullest extent permissible under applicable federal, state and municipal laws. Accordingly, if any specific provision, or portion of this Agreement, is determined to be invalid or unenforceable within the particular jurisdiction in which enforcement is sought, that portion of the Agreement will be considered as deleted for the purposes of adjudication. All other portions of this Agreement will be considered valid and enforceable within that jurisdiction.

(f)  Governing Law; Arbitration. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflicts of law principles. Any controversy arising out of or relating to Executive’s employment, any termination of Executive’s employment, this Agreement or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to final and binding arbitration, to be held at 707 Wilshire Boulevard, 46th Floor, Los Angeles, California 90017 before a sole neutral arbitrator. The arbitration shall be administered by JAMS (Judicial Arbitration and Mediation Services) pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in this Section 8. The parties agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs.

(g)  Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(h)  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

9.                                      Section 409A

(a)  It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A.

The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b)  Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of separation from service, the Executive shall not be entitled to any payment or benefit pursuant to this Agreement until the earlier of (1) the date which is six (6) months after separation from service for any reason other than death or (2) the date of the Executive’s death. The provisions of this Section 9(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Section 9(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

“Executive”

/s/ Michael Green
Michael Green

VITESSE SEMICONDUCTOR CORPORATION,
a Delaware Corporation

By	/s/ Christopher Gardner
Christopher Gardner
Chief Executive Officer